EXHIBIT 23




    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 23, 2007 on the balance sheet of AEI Income and Growth Fund 26 LLC as of December 31, 2006 and 2005 and the related statements of income, cash flows and changes in members' equity for the year ended December 31, 2006 and for the period from inception (March 14, 2005) to December 31, 2005 and our report dated March 30, 2007 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2006 and 2005 in the Form SB-2 Post-effective Amendment #7 Registration Statement including Supplement No. 7 of AEI Income and Growth Fund 26 LLC dated on or about May 22, 2007 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                      /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                               Certified Public Accountants


Minneapolis, Minnesota
May 22, 2007